Exhibit 5.1

São Paulo, September 23, 2019.

NATURA &CO. HOLDING S.A.

Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera

São Paulo, São Paulo 05106-000, Brazil

Re: Natura &Co Holding S.A.

Ladies and Gentlemen,

1.    We have acted as special Brazilian counsel to Natura &Co Holding S.A. (“Company”) in connection with the preparation and filling by the Company with the Securities and Exchange Commission of a Form F-4 Registration Statement (File No. 377-02742) (the “Registration Statement”), filed on September 23, 2019, pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the Agreement and Plan of Mergers, dated May 22, 2019, entered into by and among Avon Products, Inc., a New York corporation (“Avon”), Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (“Natura Cosméticos”), the Company, Nectarine Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Natura &Co Holding (“Merger Sub I”), and Nectarine Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Sub I (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs” and the “Merger Agreement”), pursuant to which (i) the Company will, after the completion of certain restructuring steps, hold all issued and outstanding shares of Natura Cosméticos, (ii) Merger Sub II will merge with and into Avon, with Avon surviving the merger and (iii) Merger Sub I will merge with and into the Company, with the Company surviving the merger and as a result of which each of Avon and Natura Cosméticos will become a wholly owned direct subsidiary of the Company.

All capitalized terms used but not otherwise defined in this opinion have the meaning given to such terms in the Registration Statement.

2.    Pursuant to the Merger Agreement, upon the completion of the Transaction, each share of common stock of Avon, issued and outstanding immediately prior to the consummation of the

Transaction (other than as provided in the Merger Agreement) will be converted into the ultimate right to receive, at the election of the holder thereof, (i) against the deposit of the requisite number of shares of common stock of the Company (“Natura &Co Shares”), 0.600 validly issued and allotted, fully paid-up American Depositary Shares of the Company, each representing a Natura &Co Share (“Natura &Co ADSs”) as adjusted solely to reflect the bonus shares distributed by Natura Cosméticos on September 17, 2019 and subject further to adjustment in accordance with the terms of the Merger Agreement, and any cash in lieu of fractional Natura &Co ADSs or (ii) 0.600 validly issued and allotted, fully paid-up Natura &Co Shares as adjusted solely to reflect the bonus shares distributed by Natura Cosméticos on September 17, 2019, and subject to further to adjustment in accordance with the terms of the Merger Agreement, and any cash in lieu of fractional Natura &Co Shares.

3.    With respect to the above, Company’s shareholders meetings shall be called to resolve upon: (i) the Parent Contribution (as such term is defined in the Merger Agreement); (ii) the approval of acts related to the (a) merger of shares of Natura Cosméticos by the Company, pursuant to which Natura Cosméticos will become a wholly owned subsidiary of the Company, as provided for in the Merger Agreement (“Merger of Shares”); and (b) the merger of Merger Sub I with and into the Company (“Merger Sub I Merger”). Also, a written consent from the Company, as the sole shareholder of Merger Sub I, will be required for approval of the Merger Sub I Merger and a written consent of Merger Sub I, as the sole shareholder of Merger Sub II, as well as the Avon Shareholder Approval will be required for approval of the merger of Merger Sub II with and into Avon, with Avon being the surviving entity (“Avon Merger”)

4.    Also, a Natura Cosméticos’ shareholders meetings shall be called to resolve upon the approval of acts related to the: (i) the Merger of Shares; and (b) the approval by the Company for the Merger Sub I Merger.

5.    Finally, a shareholders meeting of Avon shall be called to resolve upon the approval of the acts related to the Avon Merger, pursuant to the terms of the Merger Agreement (such approval by the shareholders of Avon, the “Avon Shareholder Approval”).

6.    For purposes of this opinion, we have not undertaken any investigation of the laws of any jurisdiction outside the Federative Republic of Brazil (“Brazil”) and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

7.    For the purposes of giving the opinions set forth herein we have examined and/or relied upon copies of the following documents:

a)	the Registration Statement;

b)	the Merger Agreement; and

c)	minutes of meeting of the board of directors of Natura Cosméticos held on held on May 22, 2019, which approved the execution of the Merger Agreement, among other Transaction Documents.

8.    In giving this opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. In addition, we have assumed, except for the suspensive conditions (condições suspensivas) set forth in the Merger Agreement and the documents related to the Merger of Shares and Merger Sub I Merger, the due authorization, execution and delivery of the agreements by each of the parties thereto (other than the Company), the performance of which is within the capacity and powers of each of them (other than the Company). We have relied, as to factual matters, on the documents we have examined, including, without limitation, the representations, warranties, covenants and certificates of officers of the Company delivered in connection with the Transaction, and we have not carried out an independent investigation in respect of such factual matters.

9.    In addition, we have assumed that (i) there are no other documents, agreements or other arrangements involving any of the parties to the Transaction that may in any way affect the opinions expressed herein; (ii) the shareholders meetings mentioned in this opinion will be duly called pursuant to the terms and conditions set forth in the by-laws of Avon, Natura Cosméticos and the Company, and in accordance with applicable laws and regulations; (iii) the Natura Cosméticos Board of Directors will not reconsider the Merger of Shares within ten (10) days of the end of the withdrawal rights exercise period, as described in the Registration Statement; and (iv) all the formalities and requirements necessary for the issuance of the Shares under the laws of any jurisdiction other than Brazil have been duly complied with by the Company, including those before any third parties.

10.    Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that:

a)	the Company is a corporation duly organized, validly existing and in good standing under the laws of Brazil; and

b)

upon (i) the satisfaction of each of the conditions precedent set forth in the Merger Agreement and the documents related to the Merger of Shares and Merger Sub I Merger, and (ii) the approval of the shareholders of the Company, Avon and Natura Cosméticos in the shareholders meetings described above being duly obtained in accordance with applicable laws, the the Natura &Co Shares and the Natura &Co ADSs when issued, delivered and paid for in the manner described in the Registration Statement will be duly authorized and will be duly and validly issued, fully-paid and non-assessable.

11.    We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, under the caption “Legal Matters.” In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

12.    This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any developments or circumstances of any kind, including any change of law or fact that may occur after the date of this letter, even if any such development, circumstance or change may affect our legal analysis, legal conclusions, or any other matters set forth in or relating to this letter.

13.    This opinion will be governed by and construed in accordance with the laws of Brazil as in effect on the date hereof.

Very truly yours,

/s/ Henrique Lang
BY	PINHEIRO NETO ADVOGADOS